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                                                                     Exhibit 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         GUNDLE/SLT ENVIRONMENTAL, INC.

                                   ARTICLE ONE

          The name of the Corporation is Gundle/SLT Environmental, Inc.

                                   ARTICLE TWO

          The address of the Corporation's registered office in the State of Delaware is 9 East Loockerman Street, Suite 1B, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

                                  ARTICLE THREE

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

          Section 1.   AUTHORIZED SHARES.

          The total number of shares of stock which the corporation has authority to issue is 1,000 shares of Common Stock, with a par value of $.01 per share.

          Section 2.   VOTING RIGHTS.

          Except as otherwise required by applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder on all matters to be voted on by the Corporation's stockholders.

          Section 3.   DIVIDENDS.

          As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share.

          Section 4.   LIQUIDATION RIGHTS.

          Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata according to the number of shares of Common Stock held by each such holder.

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                                  ARTICLE FIVE

     The Corporation is to have perpetual existence.

                                   ARTICLE SIX

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE SEVEN

     The number of directors which constitutes the entire Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                  ARTICLE EIGHT

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE NINE

          To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify each and every present and former director and officer from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person. The Corporation may, to the extent authorized from time to time by the Corporation's board of directors, grant indemnification rights to other employees or agents of the Corporation to the extent permitted by the provisions of the General Corporation Law of the State of Delaware. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE TEN

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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                                 ARTICLE ELEVEN

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                 ARTICLE TWELVE

          The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

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